Exhibit 99.1

FOR IMMEDIATE RELEASE

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER EARNINGS

MIAMI (June 18, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $264 million, or $0.33 diluted EPS, on revenues of $2.9 billion for its second quarter ended May 31, 2009. Net income for the second quarter of 2008 was $390 million, or $0.49 diluted EPS, on revenues of $3.4 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated that operating results in the second quarter were better than the company’s March guidance due primarily to lower than expected net cruise costs and better than expected pricing on close-in bookings. This was partially offset by higher fuel prices and the impact from disruptions of its Mexican cruises in response to the U.S. Centers for Disease Control (CDC) recommendations against non-essential travel to Mexico which reduced second quarter earnings by approximately $0.03 per share.

Commenting on second quarter results, Arison said, “We were pleased with the quarterly operating results in light of the current economic environment. During the quarter, our operating companies remained focused on reducing costs which is expected to continue through the remainder of the year.” A variety of energy conservation programs resulted in a six percent reduction in fuel consumption during the quarter which helped to mitigate some of the recent fuel price increases.

Key metrics for the second quarter of 2009 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (revenue per available lower berth day) decreased 9.8 percent for Q2 2009. Net revenue yields in current dollars decreased 16.8 percent due to unfavorable currency exchange rates. Gross revenue yields in current dollars decreased 17.3 percent.

•	Excluding fuel, net cruise costs per available lower berth day (“ALBD”) for Q2 2009 was 1.0 percent higher on a constant dollar basis due to more vessels in dry-dock this quarter.
•

Including fuel, net cruise costs per ALBD decreased 9.6 percent on a constant dollar basis (decreased 15.6 percent in current dollars). Gross cruise costs per ALBD decreased 16.5 percent in current dollars.

•	Fuel price decreased 43 percent to $304 per metric ton for Q2 2009 from $530 per metric ton in Q2 2008 and was above the March guidance of $285 per metric ton.

“During the quarter, we also made great strides on our strategic initiatives to better position the company for the future,” Arison said. Carnival continued to expand its global presence in the second quarter through the deployment of a second vessel to its emerging brand in China, and the successful delivery of three new vessels for its European brands – AIDA Cruises’ 2,050-passenger AIDAluna and Costa Cruises’ 2,260-passenger Costa Luminosa and 2,990-passenger Costa Pacifica.

The company also entered into $1.7 billion of financing since the first quarter, including a €550m loan from the European Investment Bank (EIB), to help finance Costa’s newbuilding program. This is the first time the EIB has provided capital to the cruise sector.

“Since the start of the year we have completed more than $2.8 billion in financing at very favorable rates, which clearly demonstrates our ability to access capital in very difficult credit markets,” Arison said.

2009 Outlook

Since March, booking volumes for the second half of 2009 are running 26 percent ahead of the prior year. Although booking levels for the remainder of the year are still behind, the higher booking volumes have enabled the company to close the gap to approximately three percentage points from last year’s levels. However, ticket prices for these bookings are at substantially lower levels.

Arison noted, “As we have progressed throughout the year, booking volumes have continued to accelerate with less discounting, as consumers have come to recognize the extraordinary value proposition our cruise vacations represent.”

The company continues to expect full year net revenue yields, on a constant dollar basis, to decrease 10 to 12 percent. The company now forecasts a 14 to 16 percent decline in net revenue yields on a current dollar basis for the full year 2009 compared to 2008 caused by unfavorable changes in currency exchange rates. Although the company has experienced pricing pressure on net revenue yields for its Mexican deployments in the wake of the CDC’s travel advisory, it has been more than offset by improved expectations for its broader deployments worldwide.

The company continues to expect net cruise costs excluding fuel for the full year 2009 to be in line with the prior year on a constant dollar basis. However, based on current spot prices for fuel, forecasted fuel costs for the full year have increased $233 million, or $0.29 per share, since the previous guidance. This has been partially offset by favorable changes in currency exchange rates of $0.06 per share. The company’s revised 2009 guidance is based on current spot prices for fuel of $416 per metric ton and currency exchange rates of $1.39 to the euro and $1.61 to sterling.

Taking all the above factors into consideration, the company now forecasts full year 2009 earnings per share to be in the range of $2.00 to $2.10, compared to its previous guidance range of $2.10 to $2.30.

“Higher forecasted fuel prices and the impact of the CDC travel advisory have reduced 2009 earnings by approximately $0.40 per share, but the midpoint of our guidance was reduced by only $0.15 per share as a result of strengthening yields in other deployments, favorable currency movements and lower costs,” Arison said.

Third Quarter 2009

Third quarter constant dollar net revenue yields are expected to decline in the 14 to 16 percent range (down 19 to 21 percent on a current dollar basis). Net cruise costs excluding fuel for the third quarter are expected to be approximately 1 percent higher on a constant dollar basis. Excluding the impact of the $26 million insurance settlement received in the 2008 third quarter, net cruise costs excluding fuel are expected to be down 1 percent on a constant dollar basis.

Based on current fuel prices and currency exchange rates, the company expects earnings for the third quarter of 2009 to be in the range of $1.15 to $1.19 per share, down from $1.65 per share in 2008.

During the third quarter the company will take delivery of the first of a new class of vessel for The Yachts of Seabourn, the 450-passenger Seabourn Odyssey which will debut in Europe.

Selected Key Forecast Metrics

	Full Year 2009		Third Quarter 2009

	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	(14) to (16) %	(10) to (12) %	(19) to (21) %	(14) to (16) %
Net cruise cost per ALBD	(12) to (14) %	(8) to (10) %	(13) to (15) %	(9) to (11) %

	Full Year 2009	Third Quarter 2009
Fuel price per metric ton	$353	$406
Fuel consumption (metric tons in thousands)	3,170	800
Currency
Euro	$1.37 to €1	$1.39 to €1
Sterling	$1.54 to £1	$1.61 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2009 second quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 91 ships totaling approximately 176,000 lower berths with 14 new ships scheduled to be delivered between now and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, high unemployment rates, and declines in the securities, real estate and other markets, and perceptions of these conditions may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and overcapacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause, among other things, port closures or injury or death or the alteration of itineraries or cancellation of a cruise or series of cruises or tours, and the impact of the spread of contagious diseases; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; changes in and compliance with laws and regulations relating to employment, environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation plc’s future fuel expenses of implementing approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; changes in operating and financing costs, including changes in interest rates, food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship maintenance, repairs and refurbishments, including ordering additional ships for its cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether Carnival Corporation & plc will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and cruise shipyards and subcontractors; availability and pricing of air travel services, especially as a result of significant increases in air travel costs; changes in the global credit markets on Carnival Corporation & plc’s counterparty risks, including those associated with its cash equivalents, committed financing facilities, contingent obligations, derivative instruments, insurance contracts and new ship progress payment guarantees; Carnival Corporation & plc decision to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure, including the uncertainty of its tax status. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009		2008
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$2,242	$2,588	$4,461		$5,026
Onboard and other	673	743	1,307		1,445
Other	33	47	44		59

	2,948	3,378	5,812		6,530

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	440	525	954		1,083
Onboard and other	110	121	214		246
Payroll and related	366	365	718		725
Fuel	243	425	451		817
Food	203	210	401		417
Other ship operating	488	469	946		923
Other	35	44	51		62

Total	1,885	2,159	3,735		4,273
Selling and administrative	393	425	785		850
Depreciation and amortization	317	312	628		613

	2,595	2,896	5,148		5,736

Operating Income	353	482	664		794

Nonoperating (Expense) Income
Interest income	2	12	6		22
Interest expense, net of capitalized interest	(90)	(102)	(186)		(200)
Other income, net	5	4	24	(a)	6

	(83)	(86)	(156)		(172)

Income Before Income Taxes	270	396	508		622
Income Tax (Expense) Benefit, Net	(6)	(6)	16	(b)	4

Net Income	$264	$390	$524		$626

Earnings Per Share
Basic	$0.34	$0.50	$0.67		$0.80

Diluted	$0.33	$0.49	$0.66		$0.78

Dividends Declared Per Share		$0.40			$0.80

Weighted-Average Shares Outstanding – Basic	787	786	787		786

Weighted-Average Shares Outstanding – Diluted	804	819	804		819

(a)	Includes a $15 million gain from the unwinding of a lease out and lease back type transaction.
(b)	Includes a $17 million gain from the reversal of uncertain income tax position liabilities, which are no longer required.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	May 31, 2009	November 30, 2008	May 31, 2008
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$485	$650	$988
Trade and other receivables, net	424	418	542
Inventories	308	315	349
Prepaid expenses and other	317	267	300

Total current assets	1,534	1,650	2,179

Property and Equipment, Net	28,663	26,457	27,666

Goodwill	3,388	3,266	3,614

Trademarks	1,328	1,294	1,393

Other Assets	632	733	620

	$35,545	$33,400	$35,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$161	$256	$145
Current portion of long-term debt	1,525	1,081	1,386
Convertible debt subject to current put options	276	271	230
Accounts payable	543	512	454
Accrued liabilities and other	810	1,142	1,269
Customer deposits	2,852	2,519	3,605

Total current liabilities	6,167	5,781	7,089

Long-Term Debt	8,317	7,735	7,689

Other Long-Term Liabilities and Deferred Income	676	786	764

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 644 shares at 2009 and 643 shares at 2008 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2009 and 2008 issued	354	354	354
Additional paid-in capital	7,699	7,677	7,653
Retained earnings	14,504	13,980	12,907
Accumulated other comprehensive income (loss)	107	(623)	1,306
Treasury stock; 18 shares at 2009 and 19 shares at 2008 of Carnival Corporation and 52 shares at 2009 and November 2008 and 51 shares at May 2008 of Carnival plc, at cost	(2,285)	(2,296)	(2,296)

Total shareholders’ equity	20,385	19,098	19,930

	$35,545	$33,400	$35,472

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,029	1,985	3,898	3,896
Occupancy percentage	103.3%	104.8%	103.6%	104.5%
Fuel consumption (metric tons in thousands)	799	803	1,552	1,588
Fuel cost per metric ton (a)	$304	$530	$291	$514
Currency
U.S. dollar to €1	$1.33	$1.56	$1.33	$1.51
U.S. dollar to £1	$1.48	$1.98	$1.47	$1.98

CASH FLOW INFORMATION
Cash from operations	$1,136	$1,442	$1,441	$1,815
Capital expenditures	$1,650	$1,335	$1,956	$1,593
Dividends paid		$314	$314	$630

SEGMENT INFORMATION
Revenues
Cruise	$2,915	$3,331	$5,768	$6,471
Other	48	65	61	79
Intersegment elimination	(15)	(18)	(17)	(20)

	$2,948	$3,378	$5,812	$6,530

Operating expenses
Cruise	$1,850	$2,115	$3,684	$4,211
Other	50	62	68	82
Intersegment elimination	(15)	(18)	(17)	(20)

	$1,885	$2,159	$3,735	$4,273

Selling and administrative expenses
Cruise	$386	$416	$770	$833
Other	7	9	15	17

	$393	$425	$785	$850

Depreciation and amortization
Cruise	$308	$303	$610	$595
Other	9	9	18	18

	$317	$312	$628	$613

Operating income (loss)
Cruise	$371	$497	$704	$832
Other	(18)	(15)	(40)	(38)

	$353	$482	$664	$794

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(in millions, except ALBDs and yields)
Cruise revenues
Passenger tickets	$2,242	$2,588	$4,461	$5,026
Onboard and other	673	743	1,307	1,445

Gross cruise revenues	2,915	3,331	5,768	6,471
Less cruise costs
Commissions, transportation and other	(440)	(525)	(954)	(1,083)
Onboard and other	(110)	(121)	(214)	(246)

Net cruise revenues (a)	$2,365	$2,685	$4,600	$5,142

ALBDs (b)	15,329,812	14,480,881	29,822,062	28,642,170

Gross revenue yields (a)	$190.19	$230.04	$193.42	$225.92

Net revenue yields (a)	$154.24	$185.45	$154.25	$179.52

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
	(in millions, except ALBDs and costs per ALBD)
Cruise operating expenses	$1,850	$2,115	$3,684	$4,211
Cruise selling and administrative expenses	386	416	770	833

Gross cruise costs	2,236	2,531	4,454	5,044
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(440)	(525)	(954)	(1,083)
Onboard and other	(110)	(121)	(214)	(246)

Net cruise costs (a)	$1,686	$1,885	$3,286	$3,715

ALBDs (b)	15,329,812	14,480,881	29,822,062	28,642,170

Gross cruise costs per ALBD (a)	$145.90	$174.79	$149.36	$176.12

Net cruise costs per ALBD (a)	$109.95	$130.20	$110.18	$129.72

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non–GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.6 billion and $1.8 billion for the three months ended May 31, 2009 and $4.9 billion and $3.5 billion for the six months ended May 31, 2009, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.2 billion and $2.4 billion for the three months ended May 31, 2009 and $6.2 billion and $4.8 billion for the six months ended May 31, 2009, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and six months ended May 31, 2009, compared to the prior year’s comparable periods.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

###